Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-105715, Registration Statement No. 33-53968, and Registration Statement No. 333-170208 of Union Pacific Corporation on Form S-8 of our report dated June 22, 2020, relating to the financial statements of the Union Pacific Agreement Employee 401(k) Retirement Thrift Plan, appearing in this Annual Report on Form 11-K of Union Pacific Agreement Employee 401(k) Retirement Thrift Plan for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
June 22, 2020